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                                                                     EXHIBIT 5.1

                         [Perkins Coie LLP Letterhead]


                                 July 28, 1999


RealNetworks, Inc.
2601 Elliott Avenue
Seattle, WA 98121

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the resale of up to 26,666 shares of common stock, par value $0.001 per share (the "Shares"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,



                              Perkins Coie LLP